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 FORM 5
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|_| CHECK THIS BOX IF NO LONGER SUBJECT TO SECTION 16. FORM 4 OR FORM 5 OBLIGATIONS MAY CONTINUE. SEE INSTRUCTION 1(b).

|_|  FORM 3 HOLDINGS REPORTED

|X|  FORM 4 TRANSACTIONS REPORTED

                                                  ------------------------------
                                                          OMB APPROVAL
                                                  ------------------------------
                                                  OMB NUMBER:          3235-0362
                                                  EXPIRES:      JANUARY 31, 2005
                                                  ESTIMATED AVERAGE BURDEN
                                                  HOURS PER RESPONSE.........1.0
                                                  ------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Mo, Y. Joseph
--------------------------------------------------------------------------------
     (Last)                          (First)              (Middle)

     350 Corporate Blvd.
--------------------------------------------------------------------------------
                                    (Street)

     Robbinsville, NJ 08691
--------------------------------------------------------------------------------
     (City)                          (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     NexMed, Inc. (NEXM)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

     December 31, 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)



________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer (Check all applicable)

     |X|  Director                             |_|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify below)

     President & CEO
     --------------------
________________________________________________________________________________
7.   Individual or Joint/Group Reporting
     (check applicable line)

     |X|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
________________________________________________________________________________

================================================================================
           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                               5.             6.
                                                               4.                              Amount of      Owner-
                                     2A.                       Securities Acquired (A) or      Securities     ship
                          2.         Deemed       3.           Disposed of (D)                 Beneficially   Form:      7.
                          Trans-     Execution    Transaction  (Instr. 3, 4 and 5)             Owned          Direct     Nature of
                          action     Date,        Code         -----------------------------   at End         (D) or     Indirect
1.                        Date       if any       (Instr. 8)                   (A)             of Issuer's    Indirect   Beneficial
Title of Security         (Month/    (Month/      ------------                 or              Fiscal Year    (I)        Ownership
(Instr. 3)                Day/Year)  Day/Year)                     Amount      (D)    Price    (Instr. 3 & 4) (Instr. 4) (Instr. 4)
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====================================================================================================================================

*    If the form is filed by more than one reporting person, see instruction
     4(b)(v).

PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
                                                                          (Over)
                                                                 SEC 2270 (9-02)

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
             2.                                                                                           of        ship of
             Conver-                            5.                              7.                        Deriv-    Deriv-   11.
             sion                               Number of                       Title and Amount          ative     ative    Nature
             or               3A.               Derivative    6.                of Underlying     8.      Secur-    Secur-   of
             Exer-            Deemed   4.       Securities    Date              Securities        Price   ities     ity:     In-
             cise    3.       Execut-  Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Bene-     Direct   direct
             Price   Trans-   ion      action   or Disposed   Expiration Date   ----------------  Deriv-  ficially  (D) or   Bene-
1.           of      action   Date, if Code     of (D)        (Month/Day/Year)            Amount  ative   Owned     In-      ficial
Title of     Deriv-  Date     any      (Instr.  (Instr. 3,    ----------------            or      Secur-  at End    direct   Owner-
Derivative   ative   (Month/  (Month/  8)       4 and 5)      Date     Expira-            Number  ity     of Year   (I)      ship
Security     Secur-  Day/     Day/     ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     Year)    Year)              (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
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Stock        $2.91   2/26/02            A4      300,000         (1)    2/26/12  Common    300,000          300,000    D
Options                                                                         Stock
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====================================================================================================================================

EXPLANATION OF RESPONSES:

(1) On February 26, 2002, the Company entered into an employment contract with Dr. Y. Joseph Mo. The contract provided for a grant of an aggregate of 300,000 stock options at an exercise price of $2.91 per option share. The stock options vest in three equal installments, on the first, second and third anniversaries of the grant date.

       /s/ Vivian Liu, Attorney-in-Fact                      January 13, 2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.
                                                                 SEC 2270 (9-02)

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